Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Shareholders

Grant Board the Discretion to Effect Reverse Stock Split

Watertown, MA, March 26, 2008 — Acusphere Inc. (NASDAQ: ACUS) announced today that a majority of its shareholders approved a proposal to grant the Company’s board of directors authority to effect a reverse stock split of the Company’s outstanding shares of Common Stock.  The Company’s board of directors has decided not to effect any reverse stock split at this time.  The proposal provides the board of directors with the discretion to determine, at any time during the next twelve months, the exact timing of a reverse stock split, if any, and the exact ratio of any reverse stock split, within a range of 1:10 to 1:20.

“We are grateful for the strong support of our stockholders for this proposal, even though the Board has determined not to exercise it at this time, “said Sherri C. Oberg, President and CEO of Acusphere.  “As we continue to actively pursue all available strategic and financing options to fund our future operations, approval of this proposal provides us with the necessary flexibility to make the best decision for all of our stockholders at the appropriate time.”

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and nature of any reverse stock split of the Company’s outstanding shares of common stock, the likelihood of any strategic collaboration or financing discussions resulting in agreement, and the commercial opportunity for Imagify and other potential products currently in development. There can be no assurance that the FDA will accept the Company’s NDA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT: Conway Communications
Mary T. Conway, 617-244-9682
or
Acusphere, Inc.
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800

#  #  #